Exhibit 99

PB BANCORP, INC.

ANNOUNCES CLOSING OF STOCK OFFERING AND

COMPLETION OF CONVERSION TRANSACTION

Putnam, Connecticut, January 7, 2016 — PB Bancorp, Inc. (the “Company”) (NasdaqCM: PBBI), announced today that it has completed the “second step” conversion of Putnam Bancorp, MHC (the “MHC”) and the Company’s related stock offering, effective as of the close of business January 7, 2016. As a result of the closing of the conversion and offering, PB Bancorp is now the holding company for Putnam Bank (the “Bank”). The MHC and the Bank’s former mid-tier holding company, PSB Holdings, Inc., have ceased to exist. The results of the stock offering were previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2016.

In making this announcement, the Company’s President and Chief Executive Officer, Thomas A. Borner, noted “We are extremely pleased with the support of our depositors in connection with our stock offering, and we look forward to operating as a fully-public company. The additional capital we have raised in the offering will enable us to grow and continue to support our local community as we have done for over 150 years.”

The Company’s common stock is expected to trade on the Nasdaq Capital Market under the trading symbol “PBBI” beginning on January 8, 2016.

Keefe, Bruyette & Woods, Inc. (“KBW”) acted as marketing agent for the Company in connection with the offering. Luse Gorman, PC acted as legal counsel to the Company in connection with the offering. Kilpatrick Townsend & Stockton LLP acted as legal counsel to KBW in connection with the offering.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in the opening of trading due to market disruptions or exchange-related operational issues, as well as other risks identified in the Company’s prospectus relating to the offering.